NEWS RELEASE

For immediate release Friday, January 12, 2001

COACHMEN INDUSTRIES WILL REPORT A LOSS IN FOURTH QUARTER; PROFIT FOR THE YEAR

ELKHART, INDIANA--Coachmen Industries, Inc. (NYSE: COA) announced today that it will report a loss for the fourth quarter ending December 31, 2000, though the company will remain profitable for the year. The fourth quarter performance is due to the company's recreational vehicle (RV) segment that continues to struggle with market conditions affecting the RV industry. Increases in interest rates, high fuel prices, dealer inventory adjustments and reduced consumer confidence began to impact RV industry shipments last summer, and continued to do so through the fourth quarter. Coachmen's other core business, the modular segment, has remained profitable.

RECREATIONAL VEHICLE SEGMENT
----------------------------
In light of the challenging conditions in the RV market and anticipated continuing softness during the first half of 2001, Coachmen has taken several proactive steps to gain efficiencies and reduce expenses. During the fourth quarter, Coachmen RV Company consolidated production from its Oregon travel trailer plant into two Indiana facilities, and also consolidated production of its class A motorhomes into one facility in Middlebury, Indiana. Prodesign, the plastics company, has also consolidated into fewer facilities.

Consistent with its strategic plan to improve efficiencies and asset utilization, earlier Georgie Boy Manufacturing completed a consolidation of its Indiana diesel motorhome production into its Michigan complex. Shasta Industries was consolidated into Coachmen RV Company, and the RV Group has been reorganized to better leverage efficiencies. As previously announced, the company also exited the furniture industry with its sale of the Lux Company. And, the company has also exited RV retailing, with the exception of two stores that will be retained for R&D and regional service purposes. All of the remaining stores were closed and liquidated during the fourth quarter at a greater than anticipated loss.

In spite of the difficult RV market, Coachmen is pleased with the orders received at the National Trade Show in Louisville, Kentucky held in late November. During the show, Coachmen RV Company introduced two new travel trailer and fifth wheel product lines. The Cascade(TM), is targeted to entry-level buyers and the Ultra-Lite(TM), is positioned to capture the lightweight market. The company also introduced two innovative new class A motorhome lines: the Aurora(TM), a mid-range gas powered product and the Cross

                              (Continued on page 2)



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Page 2:  Coachmen Will Report Loss in 4th Quarter

Country(TM), an affordable diesel-powered motorhome positioned to appeal to the important and growing segment of diesel buyers. Due to the success of these new models, and the strong acceptance of the complete line-up of 2001 product offerings, dealer orders were measurably ahead of the previous year.

Also at the National Trade Show, the company introduced a wholesale financing program with Transamerica Distribution Finance exclusively available for dealers of Coachmen Industries products. This new program offers Coachmen and its qualifying dealers a strong marketing advantage.

"Coachmen continues to be dedicated to meeting customer's needs and dealer requirements in light of these soft market conditions," noted Claire C. Skinner, Chairman, CEO and President of Coachmen Industries. "We have been and will continue to be responsive to these changing conditions and focused on meeting and enhancing stakeholder and shareholder value."

MODULAR SEGMENT
---------------
The modular segment continued its profitable performance during the fourth quarter and has a backlog of orders. The more favorable growth and profit opportunities in the modular segment underscore the strategic plan of the company to actively seek growth opportunities in this core business. Earlier in the year, Coachmen expanded its modular segment with the purchase of Mod-U-Kraf, a Rocky Mount, Virginia modular homebuilder. During the fourth quarter, the company completed its acquisition of Miller Building Systems, an Elkhart, Indiana company that concentrates on telecommunications and commercial modular structures. In November the company signed a proposal to purchase KanBuild, Inc., an established modular homebuilder with plants in Kansas and Colorado. KanBuild would become part of the company's All American Homes subsidiary, the nation's largest modular home producer. In December, the company and KanBuild reached a definitive agreement, and subject to remaining due diligence, the company expects this acquisition to be completed during the first quarter of 2001. These acquisitions meet the company's criteria of being accretive to earnings, and support the company's goal of bringing a balance between its two core businesses.

"While the fourth quarter was especially challenging, Coachmen continues to have a strong balance sheet," said James E. Jack, Executive Vice President and Chief Financial Officer. "We continue to make significant progress with our strategic plan to improve asset utilization and efficiencies and we will continue to look for ways to grow our two core businesses, RVs and modular construction."

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading full-line manufacturers of recreational vehicles. The company is also a leader in modular construction. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the company's modular subsidiaries, is America's leading

                              (Continued on page 3)



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Page 3:  Coachmen Will Report Loss in 4th Quarter

producer of modular homes. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.


This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the company's SEC filings.

For more information:
James E. Jack, Executive Vice President and Chief Financial Officer
219-262-0123
jjack@coachmen.com
------------------

James O. Baxter, Vice President of Communications
219-262-0123
jbaxter@coachmen.com
--------------------

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